Exhibit 8.1



                   [SIMPSON THACHER & BARTLETT LETTERHEAD]



                                                July 17, 1995




Bruno's, Inc.
800 Lakeshore Parkway
Birmingham, Alabama 35211

Dear Sirs:

          We have acted as special tax counsel to Bruno's, Inc. (the

"Company") in connection with the preparation and filing of the Proxy

Statement (the "Proxy Statement") with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, in respect of the Agreement and Plan of Merger, dated as of April 20, 1995, as amended on

May 18, 1995, between the Company and Crimson Acquisition Corp.  In that connection, we hereby confirm that the discussion set forth in the Proxy

Statement under the caption "THE MERGER - Federal Income Tax Consequences"

accurately describes the material United States federal income tax considerations generally applicable to the Merger.




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Bruno's, Inc.                        -2-                       July 17, 1995


          We hereby consent to the filing of this letter as an Exhibit to the Proxy Statement.

          This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments,

whether material or not material, which may be brought to our attention at a later date.

          We do not express any opinion herein concerning any law other than the federal law of the United States.

                                                Very truly yours,


                                                SIMPSON THACHER & BARTLETT